DREYFUS NEW YORK AMT-FREE MUNICIPAL BOND FUND (the “Fund”) Registration No. 811-4765

Sub-Item 77I

The Fund authorized the issuance of Class I shares, descriptions of which appear in the documents incorporated by reference below:

1. The sections of the Fund's Prospectus under the headings "Expenses" and "Shareholder Guide," and the Fund's Statement of Additional Information under the heading "How to Buy Shares," incorporated by reference to Post-Effective Amendment No. 33 to the Registration Statement on Form N-1A, filed on March 27, 2009, effective as of April 1, 2009.

2. The Fund's Rule 18f-3 Plan, incorporated by reference to Exhibit (n) of Post-Effective Amendment No. 32 to the Registration Statement on Form N-1A, filed on December 12, 2008, effective as of December 15, 2008.